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EXHIBIT 99.1

                           Statia Terminals Group N.V.
                                  P.O. BOX 170
                       St. Eustatius, Netherlands Antilles
                           Telephone: 011-599-31-82300
                              Fax: 011-599-31-82259

FOR IMMEDIATE RELEASE                                Contact:
---------------------                                Mr. Thomas M. Thompson, Jr.
11:00 a.m. EST - 2/22/02                             Telephone:  (954) 698-0705
NASDAQ ticker symbol:  STNV


        Statia Terminals Group Shareholders Approve Sale of Subsidiaries

         ST. EUSTATIUS, NETHERLANDS ANTILLES, February 22, 2002 - Statia Terminals Group N.V. ("Statia" or the "Company") (Nasdaq: STNV) announced today that its shareholders have approved (i) the sale of substantially all of the assets of the Company consisting of the stock of its three subsidiaries (Statia Terminals International N.V., Statia Technology, Inc., and Statia Marine, Inc.) to Kaneb Pipe Line Operating Partnership, L.P. ("Kaneb"), a limited partnership which is affiliated with Kaneb Pipe Line Partners, L.P. (NYSE: KPP), (ii) an amendment to the Company's Articles of Incorporation implementing a distribution mechanism for the proceeds of the sale, and (iii) the subsequent liquidation of the Company. It is anticipated that the sale transaction will close on or about February 28, 2002, and that distributions will be paid shortly after closing to shareholders of record on the date of the closing of the sale. Statia's class A common shares will be delisted from the Nasdaq National Market and Statia's transfer agent will cease recording transfers of the shares at the end of trading on the day that the sale transaction is closed.

         Statia provides storage, blending, processing, and other marine terminaling services for crude oil, refined products, and other bulk liquids to crude oil producers, integrated oil companies, traders, refiners, petrochemical companies, and others at its facilities located on the island of St. Eustatius, Netherlands Antilles, and at Point Tupper, Nova Scotia, Canada. The Company's facilities, with their deep-water ports, can accommodate substantially all of the world's largest oil tankers. In connection with its terminaling activities, Statia also provides value-added services, including delivery of bunker fuels to vessels, other petroleum product sales, emergency and spill response services, and ship services. The Company is headquartered in Curacao, Netherlands Antilles, and maintains an administrative office in Deerfield Beach, Florida.


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         This announcement contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the US federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company's and its subsidiaries' ability to control or estimate precisely, including the satisfaction by the Company and Kaneb of the closing conditions to the sale transaction, the ultimate closing of the sale to Kaneb and the actions of governmental regulators. These and other risk factors are detailed in the Company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company and its subsidiaries do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.


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